COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)

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


                                                            Three Months Ended December 31
                                                               1998              1997

Weighted average shares outstanding
         Common stock                                       4,767,190            4,555,540
         Common stock equivalents                               - 0 -              440,704



Weighted average common shares and equivalents              4,767,190            4,996,244
                                                       ==============       ==============


Net income                                              $     510,599         $    316,768
                                                       ===============      ==============

Net income per share:
         Basic                                         $        0.11        $        0.07
         Diluted                                       $        0.11        $        0.06
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